Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	612/455-1754
218/681-9868

Arctic Cat Reports Fiscal 2008 Third-Quarter Results

THIEF RIVER FALLS, Minn., Jan. 23, 2008 — Arctic Cat Inc. (Nasdaq: ACAT) today reported net sales of $159.6 million for the fiscal 2008 third quarter ended December 31, 2007, compared to a record $228.1 million in the same period last year. The net loss for the quarter was $10.5 million, or $0.58 per diluted share, versus prior-year third quarter net earnings of $8.2 million, or $0.43 per diluted share, which included an income tax benefit of $0.03 per diluted share.

For the first nine months of fiscal 2008, Arctic Cat’s net sales were $452.7 million compared to $609.9 million in the same period last year. The company reported a net loss of $3.7 million, or $0.20 per diluted share, versus net earnings of $23.6 million, or $1.22 per diluted share, in the nine-month period last year.

                Commented Christopher A. Twomey, Arctic Cat’s chairman and chief executive officer: “We are disappointed in the company’s performance. After seven years of record growth, we anticipated that fiscal 2008 would be a difficult year when we took strategic action to reduce dealers’ snowmobile inventories. Compounding this was an industrywide challenging retail ATV market, which continued to deteriorate through the third quarter. We remain committed to aligning inventories with demand, leveraging our efficiency and strategic sourcing initiative, and maintaining our competitiveness and technology leadership through innovative new products and features.”

                During the quarter, Arctic Cat repurchased approximately 166,000 shares under its stock repurchase program. In addition, the company announced on January 4, 2008, that its board of directors authorized a new share repurchase program of up to $10 million of its common stock. Arctic Cat has approximately 17.9 million common and Class B common shares outstanding.

Product Line Results

Sales of Arctic Cat’s snowmobiles were $60.0 million in the 2008 third quarter versus $106.4 million in the same period last year, reflecting the company’s planned reduction in snowmobile production during the current fiscal year. Early season snowfall in key regions during December generated strong retail snowmobile sales and, combined with the company’s planned lower snowmobile production in its current fiscal year, helped reduce dealer inventories. Arctic Cat’s year-to-date snowmobile sales totaled $168.9 million compared to $248.8 million in the prior-year period.

Sales of Arctic Cat’s ATVs totaled $70.1 million versus $91.8 million in the prior-year third quarter. Year-to-date ATV sales were $207.4 million compared to $285.8 million in the first nine months of last fiscal year. Arctic Cat’s Prowler utility vehicle and ATVs with large-displacement engines continued to be strong contributors to the company’s ATV business. As announced on January 4, 2008, due to the industry’s sluggish retail ATV sales, Arctic Cat has reduced its planned ATV production for fiscal 2008 in order to align dealer inventories with demand.

Parts, garments and accessories (PG&A) sales were essentially flat at $29.5 million compared to $29.9 million in the prior-year third quarter. During the quarter, snowmobile PG&A sales increased as a result of early season snowfalls, offsetting a decline in ATV PG&A sales. Year-to-date PG&A sales totaled $76.4 million versus $75.3 million in the year-ago period, primarily fueled by increased snowmobile parts and accessories sales.

Outlook

                As previously announced, Arctic Cat lowered its fiscal 2008 production of snowmobiles by approximately 30 percent and ATVs by approximately 10 percent, aligning dealer inventory with consumer demand.

Arctic Cat anticipates increased fiscal 2008 fourth-quarter net sales for the period ending March 31, 2008, to range from $192 million to $212 million, compared to $172.6 million for the same period last year. The increase is primarily attributable to planned fourth-quarter ATV sales to dealers. Net earnings in the fourth quarter are estimated to be between $0.21 and $0.25 per diluted share. The company reported a net loss of $1.6 million, or $0.08 per diluted share, in the prior-year quarter.

                Arctic Cat expects sales for the full year ending March 31, 2008, to be in the range of $645 million to $665 million, compared with record net sales in fiscal 2007 of $782.4 million. Earnings per diluted share for the 2008 fiscal year are now estimated to be between $0.01 and $0.05 versus year-ago diluted earnings per share of $1.15.

Conference Call

                A conference call is scheduled for 10:30 a.m. CT (11:30 a.m. ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. To listen to a telephone replay of the conference call, dial 800-405-2236 and enter conference call ID 11107324. The replay will be available through January 30, 2008.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net Sales	$159,595	$228,114	$452,667	$609,857
Cost of Goods Sold	141,439	188,335	367,514	494,188
Gross Profit	18,156	39,779	85,153	115,669

Selling, General and Administrative Expenses	32,700	28,917	89,585	81,534
Operating Profit (Loss)	(14,544)	10,862	(4,432)	34,135
Other Income (Expense)
Interest Income	93	289	592	616
Interest Expense	(448)	—	(900)	(1,026)
	(355)	289	(308)	(410)

Earnings (Loss) Before Income Taxes	(14,899)	11,151	(4,740)	33,725
Income Tax Expense (Benefit)	(4,427)	2,970	(1,057)	10,100
Net Earnings (Loss)	$(10,472)	$8,181	$(3,683)	$23,625
Net Earnings (Loss) Per Share
Basic	$(0.58)	$0.43	$(0.20)	$1.23
Diluted	$(0.58)	$0.43	$(0.20)	$1.22

Weighted Average Shares
Outstanding:
Basic	17,991	19,042	18,204	19,252
Diluted	17,991	19,124	18,204	19,349

	December 31,
Selected Balance Sheet Data:	2007	2006
Cash and Short-term Investments	$1,054	$51,631
Accounts Receivable, net	43,904	46,786
Inventories	162,332	131,349
Total Assets	308,073	334,480
Current Liabilities	118,934	128,133
Long-term Debt	0	0
Shareholders’ Equity	178,018	194,465

	Three Months Ended			Nine Months Ended
	December 31,			December 31,
Product Line Data:	2007	2006	Change	2007	2006	Change
Snowmobiles	$60,016	$106,352	-44%	$168,938	$248,794	-32%
All-terrain Vehicles	70,109	91,823	-24%	207,372	285,798	-27%
Parts, Garments & Accessories	29,470	29,939	-2%	76,357	75,265	1%
Total Sales	$159,595	$228,114	-30%	$452,667	$609,857	-26%

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